Exhibit 5.1

August 23, 2017

Watsco, Inc.

2665 South Bayshore Drive

Suite 901

Miami, Florida 33133

Re:	Watsco, Inc. Registration Statement on Form S-3 (File No. 333-207831).

Ladies and Gentlemen,

We have acted as counsel to Watsco, Inc., a Florida corporation (the “Company”), in connection with that certain Sales Agreement, dated as of the date hereof (the “Sales Agreement”), by and between the Company and Robert W. Baird & Co. Incorporated (the “Agent”), pursuant to which the Company may, from time to time, issue and sell through the Agent, acting as agent and/or principal, shares of the Company’s Common stock, par value $0.50 per share (the “Placement Shares”), in a public offering having a maximum aggregate offering price of up to $250,000,000 (the “Offering”). The offering of the Placement Shares by the Company is being made pursuant to a prospectus supplement dated July 31, 2017 and the accompanying base prospectus dated November 5, 2015 (collectively, the “Prospectus”), which form part of the Company’s effective registration statement on Form S-3ASR (File No. 333-207831) (the “Registration Statement”).

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Company’s Amended and Restated Articles of Incorporation and Bylaws, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plan; (iii) the Prospectus, the Registration Statement and exhibits thereto; (iv) the resolutions of the Company’s Board of Directors (the “Board”) with respect to the Offering, duly adopted at a telephonic meeting on July 26, 2017 (the “Resolutions”); (v) the Sales Agreement; and (vi) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and assuming that (i) the Company delivers placement notices under the Sales Agreement in accordance with the Resolutions, including the pricing terms set forth therein (or delivers placement notices in accordance with new pricing terms duly approved by the Board or a duly authorized committee thereof) and (ii) the Company receives the proceeds for the Placement Shares sold pursuant to such terms and such applicable placement notice, the Placement Shares will be duly authorized, validly issued, fully paid and nonassessable.

August 23, 2017

Watsco, Inc.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We do not express any opinion herein concerning any law other than the laws of the State of Florida.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (including as an exhibit to a Current Report on Form 8-K that is incorporated by reference into the Registration Statement) and to the use of the name of our firm under the caption “Legal Matters”, as set forth in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

GREENBERG TRAURIG, P.A.

By:	/s/ Drew M. Altman, Esq.
Drew M. Altman, Esq.